Life Series Funds

Exhibit 99.77I  December 31, 2015

Terms of new or amended securities

The Board of Trustees of the First Investors Life Series Funds approved the creation of a new series of the Life Series Funds, designated as First Investors Life Series Real Estate Fund (the "Real Estate Fund"). A description of the Real Estate Fund's shares is contained in the Real Estate Fund's Prospectus and Statement of Additional Information dated May 1, 2015, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on April 28, 2015
(Accession No.  0000898432-15-000536).

The Board of Trustees of the First Investors Life Series Funds approved the creation of a new series of the Life Series Funds, designated as First Investors Life Series Balanced Income Fund (the "Balanced Income Fund"). A description of the Balanced Income Fund's shares is contained in the Balanced Income Fund's Prospectus and Statement of Additional Information dated November 2, 2015, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on October 28, 2015 (Accession No. 0000898432-15-001286).